Exhibit 4.1

FXCM INC.

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is made as of the [DATE] day of [MONTH], 2015, by and among FXCM Inc., a Delaware corporation (the “Company”), and [NAME] (“Optionee”).

WITNESSETH:

WHEREAS, the Optionee and Forex Capital Markets, LLC (“FXCM”) have entered into an Adjustment, Settlement and Mutual General Release Agreement, dated as of [DATE], 2015 (the “Settlement Agreement”), pursuant to which the Optionee and FXCM have agreed to settle any and all claims that each may have against the other;

WHEREAS, pursuant to the Settlement Agreement, the Optionee has agreed to pay to FXCM a sum of money that represents a portion of the negative trading balance in the trading account(s) that the Optionee maintains with FXCM;

WHEREAS, pursuant to the Settlement Agreement, the Company desires to sell, and the Optionee desires to purchase , an option (the “Option”) to purchase [NUMBER] shares of the Company’s Class A Common Stock, par value $0.01 per share (“Common Shares”), on the terms and subject to the conditions contained herein;

WHEREAS, in connection with such sale and purchase, the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Optionee, and the Optionee will rely on such representations, warranties and covenants as a material inducement to their purchase of the Option; and

WHEREAS, in connection with such sale and purchase, the Optionee is willing to make certain representations and warranties set forth herein for the benefit of the Company, and the Company will rely on such representations and warranties as a material inducement to its sale of the Option.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

1.	Call Right.

1.1.	Sale and Issuance of the Option. Subject to the terms and conditions of this Agreement, the Optionee hereby agrees to purchase at the Closing, and the Company hereby agrees to sell to the Optionee at the Closing, the Option at a purchase price of $[AMOUNT] in immediately available funds.

1.2.	Closing. The consummation of the purchase and sale of the Options and other transactions contemplated hereby (the “Closing”) shall take place at the offices of the Company, 55 Water Street, 50th floor, New York, NY 10041, at 10am, New York City time, on the third business day following the satisfaction or waiver of all conditions to the Closing set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or at such other time and place as the Company and the Optionee may mutually agree. At the Closing, the Company shall sell, assign, transfer and deliver to the Optionee, and the Optionee shall purchase from the Company, the Option, free and clear of all encumbrances, against payment of the purchase price therefor by wire transfer of immediately available funds.

1.3.	Term of Option. The term of the Option will commence on the Closing and will expire on the second anniversary of the Closing.

2.	Exercise.

2.1.	Exercise of the Option may be made, in whole or in part, at any time or times on or after the Closing and on or before the second anniversary of the Closing by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the Optionee) of a duly executed facsimile copy of the Notice of Exercise in the form annexed hereto. Within three (3) days on which the Common Shares are not suspended from trading on any national securities exchange or over-the-counter market at the close of business and have traded at least once on the national securities exchange or over-the-counter market that is the primary market for the trading of the Common Shares (“Trading Days”) following the date of exercise as aforesaid, the Optionee shall deliver the aggregate Exercise Price (as defined below) for the number of Common Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank; provided, however, in the event that the Optionee has not delivered such aggregate Exercise Price within three (3) Trading Days following the date of such exercise as aforesaid, the Company shall not be obligated to deliver such Common Shares hereunder until such payment is made. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Optionee shall not be required to physically surrender this Option to the Company until the Optionee has purchased all of the Common Shares available hereunder and the Option has been exercised in full, in which case, the Optionee shall surrender this Option to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Option resulting in purchases of a portion of the total number of Common Shares available hereunder shall have the effect of lowering the outstanding number of Common Shares purchasable hereunder in an amount equal to the applicable number of Common Shares purchased. The Optionee and the Company shall maintain records showing the number of Common Shares purchased and the dates of such purchases. The Company shall deliver any objection to any Notice of Exercise within two (2) business days of receipt of such notice. The Optionee and any assignee, by acceptance of this Option, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Common Shares hereunder, the number of Common Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

2.2.	Exercise Price. The exercise price per Common Share under this Option shall be $[AMOUNT], subject to adjustment hereunder (the “Exercise Price”).

2.3.	Mechanics of Exercise.

2.3.1.	Delivery of Common Shares Upon Exercise. Upon exercise of this Option, the Company shall promptly, but in no event later than three (3) Trading Days after the delivery of the aggregate Exercise Price pursuant to Section 2.1, issue or cause to be issued and cause to be delivered to or upon the written order of the Optionee and in such name or names as the Optionee may designate, a certificate for the Common Shares issuable upon such exercise. The Common Shares shall be deemed to have been issued, and the Optionee or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Option has been exercised, with payment to the Company of the Exercise Price and all taxes required to be paid by the Optionee, if any, pursuant to Section 2.3.5 prior to the issuance of such shares, having been paid.

2.3.2.	Delivery of New Option Upon Exercise. If the Option shall have been exercised in part, the Company shall, at the request of the Optionee and upon surrender of this Option Agreement, at the time of delivery of the Common Shares, deliver to the Optionee a new Option Agreement evidencing the rights of the Optionee to purchase the unpurchased Common Shares called for by this Option Agreement, which new Option Agreement shall in all other respects be identical with this Option Agreement.

2.3.3.	Rescission Rights. If the Company fails to issue or cause to have issued the Common Shares pursuant to Section 2.3.1 within three (3) Trading Days after the delivery of the aggregate Exercise Price pursuant to Section 2.1, then the Optionee will have the right to rescind such exercise. The right of rescission of the Optionee under this Section 2.3.3 is subject to delivery by the Optionee of the aggregate Exercise Price in accordance with the terms of Section 2.1 herein.

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2.3.4.	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Option. As to any fraction of a share which the Optionee would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

2.3.5.	Charges, Taxes and Expenses. Issuance of Common Shares shall be made without charge to the Optionee for any issue or transfer tax or other incidental expense in respect of the issuance of such Common Shares, all of which taxes and expenses shall be paid by the Company, and such Common Shares shall be issued in the name of the Optionee or in such name or names as may be directed by the Optionee in the Notice of Exercise. The Company shall pay all fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Common Shares.

2.3.6.	Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Option, pursuant to the terms hereof.

3.	Certain Adjustments.

3.1.	Stock Dividends and Splits. If the Company, at any time while this Option is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on Common Shares or any other equity or equity equivalent securities payable in Common Shares (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon exercise of this Option), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (iv) issues by reclassification of Common Shares any capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Option shall be proportionately adjusted such that the aggregate Exercise Price of this Option shall remain unchanged. Any adjustment made pursuant to this Section 3.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

3.2.	Subsequent Rights Offerings. In addition to any adjustments pursuant to the other subsections of this Section 3, if at any time the Company grants, issues or sells any Common Share equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Optionee will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Optionee could have acquired if the Optionee had held the number of Common Shares acquirable upon complete exercise of this Option immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

3.3.	Pro Rata Distributions. During such time as this Option is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Option, then, in each such case, the Optionee shall be entitled to participate in such Distribution to the same extent that the Optionee would have participated therein if the Optionee had held the number of Common Shares acquirable upon complete exercise of this Option immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution. To the extent that this Option has not been partially or completed exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Optionee until the Optionee has exercised this Option.

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3.4.	Fundamental Transaction. If, at any time while this Option is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Common Shares (not including any Common Shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Option, the Optionee shall have the right to receive, for each Common Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Optionee, the number of Common Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which this Option is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Common Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Optionee shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Option following such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction in which the Company is the survivor (such surviving entity, the “Successor Entity”), the Successor Entity shall succeed to, and be substituted for, the Company (so that from and after the date of such Fundamental Transaction, the provisions of this Option and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and the Successor Entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Option and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

3.5.	Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding treasury shares, if any) issued and outstanding.

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3.6.	Notice to the Optionee.

3.6.1.	Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Optionee a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Common Shares issuable upon the exercise of the Option and setting forth a brief statement of the facts requiring such adjustment.

3.6.2.	Notice to Allow Exercise by the Optionee. If, during the period in which this Option is outstanding, (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares, (C) the Company shall authorize the granting to all holders of the Common Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Optionee, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Securities and Exchange Commission (the “Commission”) pursuant to a Current Report on Form 8-K. The Optionee shall remain entitled to exercise this Option during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

4.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Optionee as of the date hereof and as of the Closing Date that, except (x) as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or its other reports and forms filed with or furnished to the Commission under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after December 31, 2014 (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly nonspecific and are predictive and forward-looking in nature) and before the date of this Agreement (all such reports covered by this clause (x) collectively, the “SEC Reports”):

4.1.	Organization, Good Standing. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and has all corporate or other organizational power and authority to own its properties and conduct its business as presently conducted. True and accurate copies of the Company’s Certificate of Incorporation and Bylaws, each as amended and in effect as of the date hereof, have been made available to the Optionee (collectively, the “Organizational Documents”).

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4.2.	Authorization; Enforceable Agreement.

(a)	All organizational action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale, and delivery of the Option being sold hereunder has been taken, and this Agreement, when executed and delivered, assuming due authorization, execution and delivery by the Optionee, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally (the “Enforceability Exceptions”). The sale of the Option is not subject to any preemptive rights or rights of first offer.

(b)	No provision of the Organizational Documents would, directly or indirectly, restrict or impair the ability of the Optionee to vote, or otherwise to exercise the rights of a shareholder with respect to, the Common Shares or any other shares of the Company that may be acquired or controlled by the Optionee.

4.3.	Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any governmental authority on the part of the Company or any subsidiary thereof is required in connection with the offer, sale, or issuance of the Option or the consummation of any other transaction contemplated hereby, except (i) such filings required under applicable securities or “blue sky” laws of the states of the United States or (ii) as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. Assuming that the representations of the Optionee set forth in Section 5 below are true and correct, the offer, sale, and issuance of the Option in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

4.4.	Valid Issuance of Option. The Option being purchased by the Optionee hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly authorized and issued, will be fully paid, will not be issued in violation of any preemptive or similar rights, and will be free and clear of all encumbrances (including any restrictions on transfer), other than restrictions under applicable state and federal securities laws.

4.5.	Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any person which is an investment company, within the meaning of said Act.

4.6.	No Default or Violation. The Company is not in violation or default of any provision of the Organizational Documents, each as amended and in effect as of the Closing. The execution, delivery, and performance of and compliance with this Agreement and the issuance and sale of the Option will not (x) result in any default or violation of the Organizational Documents, or (y) result in any default or violation of any agreement relating to any material indebtedness of the Company or any of its subsidiaries, or in any default or violation of any judgment, order or decree of any governmental authority applicable to the Company or any of its subsidiaries or the assets or properties of any of them, except as would not have, and would not reasonably be expected to have, a material adverse effect on the Company and its subsidiaries, taken as a whole.

4.7.	Brokers. No agent, broker, person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Subsidiary thereof is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the them in connection with the transactions contemplated by this Agreement.

5.	Representations and Warranties of the Optionee. The Optionee hereby represents and warrants, as of the date hereof and as of the Closing Date, as follows:

5.1.	Private Placement.

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(a)	The Optionee is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Option to it is being made in reliance on a private placement exemption from registration under the Securities Act and that the Company is relying in part upon the truth and accuracy of, and the Optionee’s compliance with, the representations, warranties, agreements, acknowledgments and covenants of the Optionee set forth herein in order to determine the availability of such exemptions and the eligibility of the Optionee to acquire the Option and (iii) acquiring the Option for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act. If the Optionee is acquiring the Option as a fiduciary or agent for one or more accounts, the Optionee represents that it has sole investment discretion with respect to each such account and it has full power to make the representations, acknowledgements, covenants and agreements set forth herein on behalf of such account.

(b)	The Optionee understands and agrees that the Option is being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Option and the Common Shares issuable upon exercise of the Option have not been and will not be registered under the Securities Act and that the Option and the Common Shares issuable upon exercise of the Option may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities laws of any State of the United States.

(c)	The Optionee (i) has such sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Option and the Common Shares issuable pursuant thereto, and (ii) has the ability to bear the economic risks of its prospective investment.

(d)	The Optionee acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Option, (ii) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Option, and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its subsidiaries and to ask questions of the Company and receive answers thereto, each as it deemed necessary in connection with the decision to purchase the Option. The Optionee further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Option. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Optionee to rely thereon, or any of the other express terms and conditions of this Agreement.

(e)	The Optionee understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(f)	Except for the representations and warranties contained in Section 2 of this Agreement, the Optionee acknowledges that neither the Company nor any person on behalf of the Company makes, and the Optionee has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Optionee in connection with the transactions contemplated by this Agreement.

(g)	The Optionee understands that upon the original issuance of the Common Shares upon the exercise of the Option, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, any certificates or other instruments representing such Common Shares, and all certificates or other instruments issued in exchange therefor or in substitution thereof, shall bear customary legends referencing such restrictions on transferability, and that the Company will make a notation on its records and give instructions to any registrar or transfer agent of such Common Shares in order to implement the restrictions on transfer set forth and described herein.

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(h)	The Optionee understands that no U.S. or foreign government or regulatory authority or agency has passed on or made any recommendation or endorsement of the Option or the fairness or suitability of the investment in the Option nor have such authorities passed upon or endorsed the merits of the offering of the Option.

5.2.	Organization. The Optionee is a natural person or has been duly organized and is validly existing as a corporation, partnership or other entity under the laws of its jurisdiction of organization.

5.3.	Power and Authority. The Optionee has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance hereof.

5.4.	Authorization; Enforceability. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Optionee, and this Agreement has been duly executed and delivered by the Optionee and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding obligation of the Optionee, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

5.5.	No Default or Violation. The execution, delivery, and performance of and compliance with this Agreement and the issuance and sale of the Option will not (x) result in any default or violation of the organizational documents of the Optionee, or (y) result in any default or violation of any agreement relating to its material indebtedness or under any material mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any judgment, order or decree of any Governmental Authority applicable to the Optionee or its assets or properties, except as would not have, and would not reasonably be expected to have, a material adverse effect on the ability of the Optionee to consummate the transactions contemplated hereby.

5.6.	Brokers. No agent, broker, person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Optionee is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from the Optionee in connection with the transactions contemplated by this Agreement.

5.7.	Financial Capability. The Optionee currently has or at Closing will have available funds necessary to purchase the Option at Closing on the terms and conditions contemplated by this Agreement.

6.	Conditions to All Parties’ Obligations at Closing. The obligations of the Optionee and the Company to effect the purchase and sale of the Option at the Closing is subject to the fulfillment at the Closing of the condition that no judgment, order, decree, ruling, or charge shall have been entered in any action, suit, or proceeding before any governmental authority having jurisdiction over any party to this Agreement, and no preliminary or permanent injunction by any court or governmental authority shall have been issued, which would have the effect of (i) making the transactions contemplated by this Agreement illegal, or (ii) otherwise preventing the consummation of the transactions contemplated by this Agreement.

7.	Conditions to the Optionee’s Obligations at Closing. The obligation of the Optionee to purchase the Option at the Closing is subject to the fulfillment at the Closing of each of the following conditions, any or all of which may be waived by the Optionee:

7.1.	Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.1 (Organization, Good Standing), 4.2 (Authorization; Enforceable Agreement), 4.4 (Valid Issuance of Option), 4.5 (Investment Company Act), and 4.7 (Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing Date, and (ii) the other representations and warranties of the Company contained in Section 4 shall be true and correct as of the date hereof and as of the Closing Date (in each case without giving effect to any qualifications as to materiality or material adverse effect or any similar qualification), except, in the case of this clause (ii), for such failures to be true and correct as would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the Company and its subsidiaries, taken as a whole.

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7.2.	Performance. The Company shall have performed and complied in all material respects with all of its agreements and covenants contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

7.3.	No Material Adverse Effect. Since the date of this Agreement, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

8.	Conditions of the Company’s Obligations at Closing. The obligations of the Company to issue and sell the Option to the Optionee at the Closing are subject to the fulfillment at the Closing of the condition (which condition may be waived by the Company) that the representations and warranties of the Optionee contained in Section 5 shall be true and correct as of the date hereof and as of the Closing Date (in each case without giving effect to any qualifications as to materiality or material adverse effect or any similar qualification), except, in the case of Section 5.5 (No Default or Violation) for such failures to be true and correct as would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of the Optionee to consummate the transactions contemplated hereby.

9.	Covenants. The Company and the Optionee hereby covenant and agree, for the benefit of the other parties hereto and their respective assigns, as follows:

9.1.	Negative Covenants Prior to Closing. From the date of this Agreement through the Closing the Company shall not, shall cause its Subsidiaries not to:

(a)	Declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock, except for (i) dividends and distributions that are solely to the Company or a subsidiary thereof and (ii) cash dividends paid in accordance with the Company’s dividend policy in effect as of the date hereof, as described in the SEC Reports;

(b)	Amend the Organizational Documents; or

(c)	Authorize, issue or reclassify any capital stock, or securities convertible into capital stock (or securities convertible into any such convertible securities), of the Company or its subsidiaries (other than the authorization and issuance of the Option in accordance with this Agreement).

10.	Termination.

10.1.	Termination of Agreement Prior to the Closing. This Agreement may be terminated at any time prior to the Closing:

(a)	by the Optionee, or the Company, if the Closing shall not have occurred by [DATE], 2015; provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date (unless such failure is waived in writing by the non-breaching party);

(b)	by the Optionee, or the Company, in the event that any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(c)	by the mutual written consent of the Optionee and the Company.

10.2.	Effect of Termination Prior to Closing. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve either party from liability for any breach of any covenant or agreement in this Agreement.

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11.	Miscellaneous.

11.1.	Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York.

11.2.	Submission to Jurisdiction; Venue; Waiver of Trial by Jury. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in the County of New York, in the State of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby (or, solely to the extent that no such United States Federal court has jurisdiction over such suit, action or proceeding, to the exclusive jurisdiction of any New York State court sitting in the County of New York, in the State of New York, with respect thereto). Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

11.3.	Survival. The representations and warranties made in Sections 4 and 5, and the covenants and agreements set forth herein that contemplate performance solely prior to the Closing, shall expire at the Closing and have no further force and effect. The covenants and agreements set forth herein that contemplate performance at or after the Closing shall survive until such covenants and agreements are fully performed in accordance with their terms. All statements of the Company as to factual matters contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be deemed to be the representations and warranties of the Company hereunder as of the date of such certificate.

11.4.	Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Federal court sitting in the County of New York, in the State of New York (or, solely to the extent that no such Federal court has jurisdiction over such suit, action or proceeding, in any New York State court sitting in the County of New York, in the State of New York), this being in addition to any other remedy to which they are entitled at law or in equity. Additionally, each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

11.5.	Transfer. Subject to compliance with applicable securities laws and with the written consent of the Company, this Option and all rights hereunder are transferable, in whole or in part, upon surrender of this Option at the principal office of the Company or its designated agent, together with a written assignment of this Option duly executed by the Optionee or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Option Agreement in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Option evidencing the portion of this Option not so assigned, and this Option Agreement shall promptly be cancelled. The Option, if properly assigned in accordance herewith and with the Company’s written consent, may be exercised by a new holder for the purchase of Common Shares without having a new Option Agreement issued.

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11.6.	No Rights as Stockholder Until Exercise. This Option does not entitle the Optionee to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof.

11.7.	Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto; provided, however, the rights of the Optionee under this Agreement shall not be assignable to any person without the consent of the Company.

11.8.	No Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no person that is not a party to this Agreement (including without limitation any partner, member, shareholder, director, officer, employee or other beneficial owner of any party hereto, in its own capacity as such or in bringing a derivative action on behalf of a party hereto) shall have any standing as third party beneficiary with respect to this Agreement or the transactions contemplated hereby.

11.9.	No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of the Optionee or the Company shall have any liability for any obligations of the Optionee under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Optionee or the Company hereunder. Each party hereto hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

11.10.	Entire Agreement. This Agreement supersedes all other prior oral or written agreements among the parties hereto and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the parties hereto makes any representation, warranty, covenant or undertaking with respect to such matters.

11.11.	Notices, Etc. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) business day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):

(a)	if to the Optionee, to:

[NAME AND ADDRESS]

(c)	if to the Company, to:

FXCM Inc.

55 Water Street, 50th Floor

New York, New York 10041

Telecopy: (646) 432-2997

Attention: David S. Sassoon, General Counsel

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With copies to:

Jones Day

222 East 41st Street

New York, New York 10017

Telecopy: (212) 755-7306

Attention: Boris Dolgonos, Esq.

11.12.	Expenses. The Company and the Optionee shall bear their own respective costs and expenses incurred by them or on their behalf with respect to this Agreement and the transactions contemplated hereby.

11.13.	Amendments and Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Optionee. No provision hereof may be waived other than by an instrument in writing signed by the party from whom such waiver is requested. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

11.14.	Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (e.g., “PDF”), each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

11.15.	Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

11.16.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FXCM INC.

By:
Name:
Title:

OPTIONEE

By:
[NAME]

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NOTICE OF EXERCISE

To:	FXCM INC.

(1) The undersigned hereby elects to purchase ________ Common Shares of the Company pursuant to the terms of the attached Option (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Please issue said Common Shares in the name of the undersigned or in such other name as is specified below:

The Common Shares shall be delivered to the following address:

[SIGNATURE OF OPTIONEE]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

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